UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934 (Amendment No.  )
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Stanley Furniture Company, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
VOTING RIGHTS
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
DIRECTOR COMPENSATION FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN—BASED AWARDS
OUTSTANDING EQUITY AWARDS
PENSION BENEFITS
NONQUALIFIED DEFERRED COMPENSATION
ADVISORY VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)
ADVISORY VOTE ON THE FREQUENCY OF SAY-ON-PAY VOTES (SAY-ON-FREQUENCY)
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
INDEPENDENT PUBLIC AUDITORS
AUDIT COMMITTEE REPORT
OTHER BUSINESS
ADDITIONAL INFORMATION

Stanley Furniture Company, Inc.
1641 Fairystone Park Highway
Stanleytown, Virginia 24168
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held April 27, 2011
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Stanley Furniture Company, Inc. will be held at our corporate headquarters, 1641 Fairystone Park Highway, Stanleytown, Virginia, on Wednesday, April 27, 2011, at 11:00 A.M., for the following purposes:
(1)	To elect two directors to serve a three-year term on our board of directors;

(2)	To consider and act on an advisory vote regarding the approval of compensation paid to certain executive officers;

(3)	To consider and act on an advisory vote regarding the frequency of stockholder approval of the compensation paid to certain executive officers; and

(4)	To transact such other business as may properly be brought before the meeting or any adjournment thereof.
The stockholders of record of our common stock at the close of business on March 4, 2011 are entitled to notice of and to vote at this Annual Meeting or any adjournment thereof.
Even if you plan to attend the meeting in person, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be certain of being represented and voted at the meeting. You may also vote by phone or on the Internet by following the instructions on the proxy card. Any proxy given by a stockholder may be revoked by that stockholder at any time prior to the voting of the proxy.

By Order of the Board of Directors,

Micah S. Goldstein
Secretary
March 18, 2011

Stanley Furniture Company, Inc.
1641 Fairystone Park Highway
Stanleytown, Virginia 24168
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
April 27, 2011
The enclosed proxy is solicited by and on behalf of the board of directors of Stanley Furniture Company, Inc. for use at the Annual Meeting of Stockholders to be held on Wednesday, April 27, 2011, at 11:00 A.M., at our corporate headquarters, 1641 Fairystone Park Highway, Stanleytown, Virginia, and any adjournment thereof. The matters to be considered and acted upon at this meeting are described in the foregoing notice of the meeting and this proxy statement. This proxy statement and the related form of proxy are being mailed on or about March 18, 2011 to all holders of record of our common stock on March 4, 2011. Shares of our common stock represented in person or by proxy will be voted as hereinafter described or as otherwise specified by the stockholder. Any proxy given by a stockholder may be revoked by such stockholder at any time prior to the voting of the proxy by delivering a written notice to our Secretary, executing and delivering a later-dated proxy or attending the meeting and voting in person.
We will bear the cost of preparing, assembling and mailing the proxy, this proxy statement, and other material enclosed, and all clerical and other expenses of solicitations. In addition to the solicitation of proxies by use of the mails, our directors, officers and employees may solicit proxies by telephone, telegram, e-mail, personal interview or other means. We will also request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of our common stock held of record by those parties and will reimburse those parties for their expenses in forwarding soliciting material.
VOTING RIGHTS
On March 4, 2010, there were 14,342,347 shares of our common stock outstanding and entitled to vote. Each share entitles the holder thereof to one vote.
ELECTION OF DIRECTORS
Our board of directors presently consists of six directors who are divided into three classes with staggered terms. The terms of Messrs. Robert G. Culp, III and T. Scott McIlhenny, Jr. expire at the time of the 2011 Annual Meeting of Stockholders. We propose the reelection of Messrs. Culp and McIlhenny for a three-year term each expiring at the time of the 2014 Annual Meeting.
The shares represented by proxies will be voted as specified by the stockholder. If the stockholder does not specify a choice, the shares will be voted in favor of the election of the nominees listed on the proxy card, except that in the event these nominees should not continue to be available for election, the proxies will be voted for the election of such other persons as our board of directors may recommend. As of the date of this proxy statement, our board of directors has no reason to believe that the nominees named below will be unable or unwilling to serve.

Our board and corporate governance and nominating committee in considering its recommendation of the nominees for election at the 2011 Annual Meeting, as well as in making its previous recommendation of our other directors, focused primarily on the information discussed in each of the director’s individual biographies set forth below. In particular, with regard to Messrs. Culp, Dascoli and Haley, our board and corporate governance and nominating committee considered their strong background in the manufacturing sector, which for Messrs. Dascoli and Haley includes prior experience in furniture manufacturing. With respect to Mr. McIlhenny, our board and corporate governance and nominating committee considered his familiarity with the furniture industry through his previous service in various capacities with the publisher of Furniture/Today. With respect to Mr. Dascoli, our board and corporate governance and nominating committee considered his financial experience as a chief financial officer in both the furniture industry and in his current position with a division of VF Corporation. Our board and corporate governance and nominating committee also considered the many years of experience with our company represented by Mr. Albert Prillaman, our former chairman, and Mr. Glenn Prillaman, our president and chief executive officer.
Nominees for Election for Three-Year Terms Ending 2014
Robert G. Culp, III, 64, has been a director since July 1999. Mr. Culp has been chairman of the board of Culp, Inc., a marketer of upholstery fabrics for furniture and mattress ticking for bedding, since 1990 and served as chief executive officer of Culp, Inc. until May 2007. Mr. Culp is also a director of Old Dominion Freight Line, Inc.
T. Scott McIlhenny, Jr., 63, has been a director since April 1997. Mr. McIlhenny is a principal of Northstar Travel Media LLC (“Northstar”), the former travel publishing division of Cahners Business Information (now Reed Business Information). Mr. McIlhenny served as chief operating officer of Northstar from September 2001 until November 2005. Mr. McIlhenny was group vice president of Cahners Travel Group, a publisher of materials for the hospitality and travel industries and a division of Cahners Business Information (“Cahners”), from December 1999 until September 2001. Mr. McIlhenny’s previous experience included serving in various capacities with Communications/Today, LTD. (acquired by Cahners in 1988), the publisher of Furniture/Today, including senior vice president, group publisher.
Directors Whose Terms Do Not Expire this Year
D. Paul Dascoli, 50, has been a director since December 2010 and his present term will end in 2013. He has been Vice President and Chief Financial Officer of VF Jeanswear Limited Partnership, a division of VF Corporation, a global leader in branded lifestyle apparel since October 2006. Previously, Mr. Dascoli was employed by Thomasville Furniture Industries, Inc. as Executive Vice President from 2003 through September 2006 and as Senior Vice President, Finance & Administration/Chief Financial Officer from 1998 through 2003, and as Vice President and Chief Financial Officer from 1996 to 1998.
Michael P. Haley, 60, has been a director since April 2003 and his present term will expire in 2012. Mr. Haley was elected to serve as chairman of board of directors beginning January 2011. Mr. Haley has served as an advisor to Fenway Partners, LLC, a private equity investment firm, since April 2006 and as managing director of its affiliate, Fenway Resources, since March 2008. Mr. Haley served as Executive Chairman of Coach America, a provider of passenger ground transportation services, from August 2007 to May 2010. Mr. Haley is a director of Ply Gem Industries, a producer of window, door and siding products for the residential construction industry. Mr. Haley held the position of president and CEO of MW Manufacturers Inc., a Ply Gem subsidiary, from June 2001 until January 2005 and served as its chairman from January 2005 until June 2005. From May 1994 to May 2001, Mr. Haley was President of American of Martinsville, a manufacturer of commercial contract furniture and a subsidiary of LADD Furniture, Inc. During this time, he also served as executive vice president of LADD Furniture, Inc. From 1988 to 1994, Mr. Haley was president of Loewenstein Furniture Group. Mr. Haley is also a director of LifePoint Hospitals, Inc. and American National Bankshares, Inc. Mr. Haley previously served as a director of Province Healthcare Company.

Albert L. Prillaman, 65, has been a director since March 1986 and his present term will expire in 2012. Mr. Prillaman served as chairman of our board of directors from April 2008 through December 2010 and as chief executive officer from September 2008 until February 2010. Mr. Prillaman previously served as chairman from September 1988 until April 2005. From April 2005 until September 2008, he served as lead director. He also served as our chief executive officer from December 1985 until December 2002 and president from December 1985 until April 2001. Prior thereto, Mr. Prillaman had served as one of our vice presidents and president of the Stanley Furniture division of our predecessor since 1983, and in various executive and other capacities with the Stanley Furniture division of our predecessors since 1969. He is the father of Glenn Prillaman, our president and chief executive officer.
Glenn Prillaman, 39, has been a director since February 2010 and his present term will expire in 2013. Mr. Glenn Prillaman has been President and Chief Executive Officer since February 2010. Mr. Prillaman was President and Chief Operating Officer from August 2009 until February 2010. He was our Executive Vice President — Marketing and Sales from September 2008 until August 2009. He held the position of Senior Vice President — Marketing and Sales since September 2006 and was our Senior Vice President — Marketing/Sales — Young America® from August 2003 to September 2006. Mr. Prillaman held various management positions in product development from June 1999 to August 2003. He is the son of Albert L. Prillaman, a member of our board of directors.

CORPORATE GOVERNANCE
Board and Board Committee Information
Our board of directors has determined that all directors are “independent directors” as that term is defined in the listing standards of The NASDAQ Stock Market, with the exception of Mr. Albert Prillaman and Mr. Glenn Prillaman who are employees.
The full board of directors met seven times during 2010. Each incumbent director attended at least 75% of the total 2010 board meetings and committee meetings held during periods that he was a member of the board or such committees. Our board of directors has adopted a policy that all directors should attend the Annual Meeting of Stockholders. All current directors, except Mr. Dascoli who was not a director at the time, attended the 2010 Annual Meeting of Stockholders.
Our board of directors currently has three standing committees: an audit committee, a compensation and benefits committee and a corporate governance and nominating committee. Each of these committees has a written charter, current copies of which can be found at our website, www.stanleyfurniture.com.
Audit Committee. The audit committee presently consists of Messrs. Dascoli, Culp, Haley and McIlhenny. Our board has determined that all of the members of the Audit Committee meet the current independence and experience requirements contained in the listing standards of The NASDAQ Stock Market. Our board has also determined that Messrs. Dascoli, Culp and Haley are “audit committee financial experts” as that term is defined in regulations promulgated by the Securities and Exchange Commission. The primary purpose of the audit committee is to assist our board in fulfilling its responsibilities to oversee management’s conduct of our financial reporting process, including internal control over financial reporting. The audit committee also serves as direct liaison with our independent public accountants and is responsible for the selection or discharge of our accountants. The audit committee met seven times in 2010.
Compensation and Benefits Committee. The compensation and benefits committee, presently consisting of Messrs. McIlhenny, Culp, Dascoli and Haley, establishes salaries of executive officers and incentive compensation for our officers and employees. The compensation and benefits committee has not delegated its authority to any other person. The compensation and benefits committee administers our 2000 Incentive Compensation Plan and 2008 Incentive Compensation Plan and has authority under the 2008 Incentive Compensation Plan to select employees to receive incentive awards and to determine for each employee the nature of the incentive award and the terms and conditions of each incentive award. Our board of directors has the same responsibilities with regard to incentive awards for non-employee directors. All of the members of the compensation and benefits committee are “independent directors” as that term is defined in the listing standards of The NASDAQ Stock Market. The compensation and benefits committee met seven times during 2010. Additional information on the compensation and benefits committee’s process and procedures can be found under the heading “Executive Compensation—Compensation Discussion and Analysis.”
Corporate Governance and Nominating Committee. The corporate governance and nominating committee, presently consisting of Messrs. Haley, Culp, Dascoli and McIlhenny, makes recommendations of nominations for directors and considers any stockholder nominations for director made in accordance with our bylaws. The corporate governance and nominating committee is also responsible for recommending corporate governance policies and for making recommendations on director compensation. All of the members of the corporate governance and nominating committee are “independent directors” as that term is defined in the listing standards of The NASDAQ Stock Market. The corporate governance and nominating committee met three times during 2010.

The corporate governance and nominating committee does not have a formal policy with respect to diversity; however, our corporate governance and nominating committee, as well as our board, in recommending director nominees seeks a board composed of individuals who represent a mix of backgrounds, skills and experience in order to enhance the board’s deliberations and discussions.
Board Leadership Structure
Our board does not have a policy on whether or not the roles of chief executive officer and chairman of the board should be separate and, if they are to be separate, whether the chairman of the board should be selected from the non-employee directors or be an employee. Our board believes that it should be free to make a choice from time to time in any manner that is in the best interests of our company and stockholders. Our current chairman is an independent, non-employee director. The board believes that at the current time this structure is best for the company as it allows our chief executive officer to focus on the company’s strategy, business and operations, while enabling our chairman to assist with board matters and serve as a liaison between the board and the company’s management. The board also believes that this leadership structure aids in the board’s oversight of risk and strengthens risk management.
Risk Management
Our board has an active role, as a whole and also through its committee, in overseeing management of our risks. We undertake at least annually a risk assessment to identify and evaluate risks and to develop plans to manage them effectively. This assessment is reviewed with the audit committee. Our board and audit committee also regularly review information regarding our strategy, financial position and operations, as well as risks associated with each. In addition, the compensation and benefits committee is responsible for oversight of potential risks related to compensation programs and policies.
Director Compensation
In view of the Company’s financial condition, as part of its annual review of director compensation, our board of directors revised its policy for compensation of non-employee directors effective April 29, 2010 to provide that:
(i)	the annual cash compensation received by each non-employee director be reduced from $30,000 to $15,000, and

(ii)	the annual stock option grant received by each non-employee director be reduced from a grant to acquire a number of shares with a fair value of $30,000 to a grant to acquire a number of shares with a fair value of $15,000. (The annual grant is made as of the Annual Meeting of Stockholders and is fully vested on the date of grant.)
Non-employee directors received cash compensation before April 2010 at the previous rate of $30,000 per year. Mr. Haley does not receive any additional compensation for serving as chairman of our board of directors. The corporate governance and nominating committee reviews director compensation annually and, as part of that process, has for review publicly available director compensation information about other comparable companies in the furniture industry. Our board of directors approves director compensation.

The following table sets forth information concerning the compensation of directors for the year ended December 31, 2010.
DIRECTOR COMPENSATION
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010

	Fees
	Earned or	Option
	Paid in	Awards ($)
Name	Cash ($)	(1) (2)	Total ($)

ROBERT G. CULP, III	18,750	15,000	33,750
D. PAUL DASCOLI	1,063	—	1,063
MICHAEL P. HALEY	18,750	15,000	33,750
T. SCOTT MCILHENNY	18,750	15,000	33,750
THOMAS L. MILLNER	18,750	15,000	33,750

(1)	The number of stock options (shares) outstanding at December 31, 2010 for each of our directors in the above table is as follows:

Robert G. Culp, III	35,149
D. Paul Dascoli	—
Michael P. Haley	39,149
T. Scott McIlhenny	43,149
Thomas L. Millner	43,149

(2)	Each of our directors listed in the table received an option award for 3,106 shares of our common stock at an exercise price of $10.01 per share.
Nominations for Director
Our bylaws provide that a stockholder entitled to vote in the election of directors may nominate one or more persons for election as a director only if advance written notice is given. Written notice of such stockholder’s intent to make such nomination must be received by our secretary or deposited in the U.S. mail, postage prepaid, to our secretary not later than 120 days in advance of the anniversary date of our proxy statement for the previous year’s Annual Meeting. Any stockholder wishing to nominate one or more persons as director must submit the following information in writing:
(i)	the name and address of the stockholder who intends to make the nomination;
(ii)	a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;
(iii)	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which any nomination is to be made by the stockholder;
(iv)	such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated by our board of directors; and
(v)	the consent of each proposed nominee to serve as one of our directors if so elected.
The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

By requiring advance notice of stockholder nominations, this bylaw affords the corporate governance and nominating committee and our board of directors the opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the board, to inform stockholders about these qualifications. The bylaw does not give our board of directors any power to approve or disapprove a stockholder’s nomination for election of directors. However, it may have the effect of precluding a contest for the election if its procedures are not followed, and therefore may discourage or deter a stockholder from conducting a solicitation of proxies to elect the stockholder’s own slate of directors.
Stockholder Communications
Our board welcomes communications from stockholders and has adopted a procedure for receiving and addressing them. Stockholders may send written communications to the entire board or to individual directors by addressing them to Corporate Secretary, Stanley Furniture Company, 1641 Fairystone Park Highway, Stanleytown, Virginia 24168.
Review of Transactions with Related Persons
Under our code of conduct and audit committee charter, the audit committee must approve any transaction involving related persons which requires disclosure in our proxy statement under applicable rules of the Securities and Exchange Commission. Under the audit committee charter, the audit committee is responsible for reviewing these transactions and has the power to approve or disapprove these transactions.
One of our independent sales representatives, Charles Harrison, is the son-in-law of Albert Prillaman, our former chairman and director, and the brother-in-law of Glenn Prillaman, our president and chief executive officer. Mr. Harrison is compensated on a commission basis at the same rate as our other independent sales representatives and his compensation for 2010 was approximately $137,000. Our audit committee has approved this related party transaction. There were no other related party transactions in 2010.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
The Securities Exchange Act of 1934 requires our executive officers and directors, and any persons owning more than 10% of our common stock, to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on our review of the copies of the Forms 3, 4 and 5 we have received, and written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, we believe that all executive officers, directors and 10% stockholders complied with these filing requirements, other than Michael P. Haley who filed a late Form 4 reporting a sale of shares of common stock.

EXECUTIVE COMPENSATION
Compensation and Benefits Committee Report
The compensation and benefits committee of our board of directors has reviewed and discussed with our management the Compensation Discussion and Analysis that follows this report. Based on that review and the discussions with management, the compensation and benefits committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation and Benefits Committee Members
T. Scott McIlhenny, Jr. Chairman
Robert G. Culp, III
D. Paul Dascoli
Michael P. Haley
Compensation Discussion and Analysis
Executive Summary
We intend our straight-forward executive compensation program to provide appropriate compensation that is strongly tied to our financial results. The program has only three major components: salary, annual bonus and stock options. The program provides executives with a significant opportunity for variable compensation dependent on our performance. The compensation program’s overall objective is to enable us to obtain and retain the services of highly-skilled executives who can perform multiple roles in our lean management team.
For the 2010 fiscal year, we adapted elements of the program to reflect changes in our business and transitions in our executive team. In connection with hiring a new chief operating officer and chief financial officer, Micah Goldstein, we made adjustments in our previous compensation practices by including a limited severance benefit and providing a one-time bonus based on retention. We also added another performance factor to our fiscal 2010 annual bonus program in addition to earnings before interest and taxes (EBIT).
Overview of Compensation Program
A principle of our executive compensation program is emphasis on variable compensation components: annual bonus and stock options. The program seeks to enhance our performance and value to stockholders by aligning closely the financial interests of our executives with those of our stockholders. This alignment is created by strongly linking compensation to the achievement of important financial goals. Our ability to reach the financial goals is largely dependent on the success of our strategic activities. At the executive level, we measure success in these strategic activities principally by the effect on our financial performance.
The compensation program reflects that we operate with a small team of executives. Other than Mr. Albert Prillaman who focused on major strategic policy as Chairman (and CEO until February 2010), our named executive officers are each given significant and extensive responsibilities which encompass both our strategic policy and direct day-to-day activities in sales, finance, customer communications, product development, marketing, manufacturing and other similar activities. As explained below, the compensation program conditions significant portions of management pay on the achievement of annual (for bonuses) and/or long-term (for stock options) financial performance goals.
The compensation packages for executives are designed to promote team work by using the corporate-level performance goals as a factor for the annual bonus for most executives. The individual initiative and achievement of an executive is reflected in the level of salary and bonus potential. However, the primary evaluation of individual performance is made in the decision to retain the services of the executive. If an individual executive is not performing to expectations, the executive is not retained.

Types of Compensation That We Pay Executives
Salary, annual bonus, and stock options are the principal elements of the compensation program. The remaining compensation paid through employee benefits and perquisites is not significant in amount or as a percentage of any executive’s compensation.
Salary. We recognize that paying a reasonable cash salary is necessary to enable us to obtain and retain services of highly-skilled executives. A reasonable salary is a component of a well-rounded compensation program.
Annual Bonus. We believe that an annual cash bonus opportunity provides a means to measure and, if appropriate, reward elements of corporate performance that are closely related to the efforts of executives with operational responsibilities. The annual cash bonus is set by the compensation committee, including potential amounts and performance measures and goals.
We choose to pay bonuses in cash rather than stock because we anticipate that executives will use this payment to supplement their salaries. Also, if the annual bonus were paid in stock, the total compensation package would be overweighted in stock. The annual bonus as a percentage of an executive’s total potential cash compensation generally increases with the level and responsibilities of the executive.
Long-term Incentive — Stock Options. We grant stock options to provide a long-term incentive based on our stock. For stockholders, the long-term value of our stock is the most important aspect of our performance. The price of our stock is the principal factor in stockholder value over time. Under the stock option program, we do not provide dividend equivalents on stock options before exercise. So the value of a stock option is tied directly and solely to increases in the market price of our stock.
We believe that stock-based incentives through stock options ensure that our top officers have a continuing stake in our long-term success. Our current policy is to grant stock option awards primarily to executive officers and key employees.
Determining the Amount of Each Type of Compensation
Roles in Setting Compensation. Our chief executive officer makes recommendations to the compensation committee with respect to the compensation of the named executive officers (other than himself) and of other executives. These recommendations involve salary, bonus potential and stock option grants. The compensation committee reviews and revises, as appropriate, the salary and bonus potential recommendations for executives. The compensation committee makes the determination about all stock option grants. The compensation committee makes an independent determination with respect to the compensation for our chief executive officer.
Timing of Compensation Decisions. Compensation decisions, including decisions on stock option awards, generally have been made at a compensation committee meeting held in connection with the December board meeting at which the next year’s business plan is reviewed and approved. The decisions on salaries and bonuses at that December meeting take effect on the following January 1. The decisions on stock option grants at that December meeting are shown as grants for the fiscal year which ends in that December. Occasionally, the compensation committee will defer final approval of compensation decisions including awards to the beginning of the following year to permit additional review and revisions to compensation and award decisions based on final financial results for the prior year. In some cases, decisions on option grants may be made at a different time. Also, compensation adjustments may be made due to promotions or changes in duties during a year.
Salary. The compensation committee has a policy of making salary adjustments for executive officers every two years in general. Exceptions have been and will be made when appropriate, such as for an executive who is given increased responsibilities or a promotion. Other executives are generally considered for salary adjustments annually.

Bonus. Cash bonus opportunities are established annually. Bonus opportunities are set at a percentage of salary or at a fixed dollar amount. The bonus opportunities may be adjusted separately from salary changes. Whether base salaries are changed does not significantly impact decisions about annual bonus opportunities. Also, the amount of annual bonuses earned or not earned is not a major factor in future base salary decisions. The CEO has the discretion to reduce the amount of an earned bonus for the executives other than the named executive officers.
Stock Options. Stock options are granted to provide incentives to those executives who have the most impact on creating stockholder value. The stock option grants are made annually, except in cases of hiring, promotions, changes in duties, or in unusual circumstances.
Balancing Types of Compensation. We do not maintain any supplemental retirement plans for executives or other executive programs that reward tenure with us more than our actual performance. We consider that stock options and the resulting stock ownership are our method of providing for a substantial part of an executive’s retirement and wealth creation. In contrast, we expect that most executives will use their salary and annual cash bonus primarily for current or short-term expenses. Since the stock options are our primary contribution to an executive’s long-term wealth creation, we determine the size of the grants with that consideration in mind. We intend that our executives will share in the creation of value in the company but will not have substantial guaranteed benefits if value has not been created for stockholders.
Key Factors in Determining Compensation
Performance Measures. The bonus is measured on an annual basis. Because of the cyclical nature of the furniture industry, it is difficult to predict operating results on a multi-year basis. The use of annual targets fits with our annual business planning and allows us to measure the executive group’s performance against targets which we believe can be set in a reasonable manner. The annual bonus is intended to be paid or not be paid primarily based on actions and decisions taken for that fiscal year. The compensation committee has the discretion to waive or reduce a performance goal for an annual grant, although the compensation committee has not done so during the last eight years.
The annual bonus is measured predominately on our earnings before interest and taxes (EBIT). We believe EBIT is an appropriate measurement of our operating earnings. Interest and taxes are excluded because those items can significantly reflect our long-term decisions on capital structure rather than annual decisions on business operations.
We determine bonuses based on our EBIT, a measure of our performance as an entity, as opposed to stock price which may be affected by market conditions other than our performance, especially over shorter intervals. Because EBIT for performance purposes is intended to reflect operating earnings, the compensation committee may make adjustments in the calculation of EBIT to reflect extraordinary events, such as excluding from earnings amounts we receive under the Continued Dumping and Subsidy Offset Act in connection with the case involving wooden bedroom furniture imported from China or financial effects of restructuring operations.
For fiscal 2010, we used an operational performance component for a portion of the bonus: quality performance in the manufacturing process. Consistent with our use of objective measurements, quality performance is measured on returns and allowances and related costs. Financial performance remains the primary measurement with EBIT representing 75% of the potential bonus for fiscal 2010. All of our executives who participate in the bonus program had the same targets for their annual bonus.
For fiscal 2011, we modified the bonus performance targets to reflect changes in our business operations. Performance will be measured based on areas of business responsibilities for some executives. For the named executive officers and some other executives with company-wide duties, performance will be measured on a company-wide basis. The quality performance measure will not be used in the fiscal 2011 bonus program.

Individual Executive Officers. For compensation setting purposes, each named executive officer is considered individually, however, the same considerations apply to all executives (except for Mr. Albert Prillaman). In setting salary, the primary factors are the scope of the officer’s duties and responsibilities, the officer’s performance of those duties and responsibilities, the officer’s tenure with us, and a general evaluation of the competitive market conditions for executives with the officer’s experience.
For the named executive officers (other than Mr. Albert Prillaman) and other executives, annual bonus potential is set as a percentage of salary or as a fixed dollar amount. The percentage of salary or fixed dollar amounts used for this purpose reflects the officer’s duties and responsibilities. In setting the salary and bonus potential, we do look at total potential cash compensation for reasonableness and for internal pay equity.
Long-term incentives are focused largely on the CEO, COO and CFO as the officers with the largest roles to play in determining our overall performance over an extended period. Awards made to other executives promote our long-term goals or serve a retention purpose.
We have not looked specifically at amounts realizable from prior years’ compensation in setting compensation for the current year. We believe that the amount of compensation for each year should be reasonable for that year. We believe that any increase in our value that is reflected in prior stock options is largely the result of the efforts of our executives in the current and prior periods. Therefore, we do not give substantial consideration to the amount of actual or potential compensation that any prior stock option grants may represent.
Other Matters Related to Compensation
Tax and Accounting Considerations. We are covered by Internal Revenue Code section 162(m) that may limit the income tax deductibility to us of certain forms of compensation paid to our named executive officers in excess of $1,000,000 per year. Certain performance-based compensation is exempt from this limit. Our stock option awards under our 2008 Incentive Compensation Plan and prior stock plans are performance-based compensation for this purpose. We have not paid any other compensation which has been subject to these deductibility limits.
Change of Control. During 2010, we had change of control agreements with Mr. Glenn Prillaman, Mr. Micah Goldstein and Mr. Douglas Payne. The agreements with Mr. Prillaman and Mr. Goldstein are substantially similar, including a one-year term and annual renewal unless either party provides prior notice. The agreements provide benefits only on a termination within two years after a change in control. The agreement with Mr. Payne had been in place for a number of years and ended with Mr. Payne’s retirement in January 2011. Additional information on the change in control benefits is found under the heading “Employment Agreements” following this section.
No Stock Ownership Guidelines. We have not adopted any stock ownership requirements or guidelines.
Compensation Information. We have not engaged in any formal benchmarking of any element of compensation or total compensation for several years. When we have looked at comparable company information in the past, the information was used to obtain a general understanding of current compensation practices.
Fiscal 2010 Compensation
For the 2010 fiscal year, the compensation of executives was set and administered consistent with the philosophy and polices described above. The salaries for the named executive officers are shown on the Summary Compensation Table following this section.
We consider the positions, responsibilities, and longevity with us of our executive officers in setting their salaries. The 2010 salaries for Mr. Glenn Prillaman and Mr. Douglas Payne were maintained at the same level as in effect at the end of 2009. When Mr. Glenn Prillaman was elected Chief Executive Officer in February 2010, his salary was not increased. In August 2010, Mr. Micah Goldstein was hired as Chief Operating Officer. Mr. Goldstein’s compensation for 2010 was set at an annual amount of $260,000. Mr. Goldstein’s salary was not increased when he became chief financial officer in December 2010.

At the beginning of 2010, Mr. Albert Prillaman served as CEO and Chairman of the Board of Directors. His initial compensation was continued at the same rate as in 2010. In May 2010, his compensation was reduced to an annual rate of $15,000 at his request.
The 2010 bonus plan was established based on two performance factors: EBIT weighted 75% and quality performance based on returns weighted 25%. Mr. Glenn Prillaman had a bonus potential for 2010 of $200,000. This bonus potential was not adjusted when he was promoted to CEO. Mr. Douglas Payne had a bonus potential for 2010 of $250,000 Mr. Albert Prillaman was not eligible for a bonus during 2010. Mr. Glenn Prillaman and Mr. Payne did not receive a bonus under the 2010 bonus plan. In connection with his hiring during the 2010 fiscal year, Mr. Micah Goldstein was granted a bonus of $75,000 contingent on his continued employment to the end of 2010. Mr. Goldstein earned this bonus.
In December 2010, the compensation committee awarded Mr. Glenn Prillaman a grant of stock options on 200,000 shares and Mr. Micah Goldstein a grant of stock options on 75,000 shares. In addition in September 2010, Mr. Goldstein also received a grant of stock options on 75,000 shares in connection with his initial employment. The size of the option pool for executives in December 2010 was larger than in recent years. The size reflects our intent to provide the possibility of a meaningful amount of compensation for executives from a potential increase in our stock price resulting from a successful implementation of our business restructuring and also our recognition that regular bonuses have not been paid for several years. Of the December 2010 grants, Mr. Glenn Prillaman and Mr. Micah Goldstein received 44% of the total option grants made to all executives and employees. The sizes of the stock option grants for the named executive officers (including the option grant to Mr. Goldstein in connection with his hiring) reflect their relative responsibilities and are intended to give them a significant stake in the outcome of our restructuring which will be substantially dependent on their efforts. During 2010, no option grants were made to Mr. Douglas Payne. All of the grants had terms consistent with prior option grants. In connection with his salary reduction, Mr. Albert Prillaman received a grant of stock options in the same amount and on the same terms as the annual stock option grant to non-employee directors.

Summary Compensation Table
The following table sets forth, for the year ended December 31, 2010, our compensation for services in all capacities to those persons who at December 31, 2010 were our chief executive officer (principal executive officer), chief operating and financial officer (principal financial officer) and our remaining executive officers at December 31, 2010 (collectively, the “Named Executive Officers”).
SUMMARY COMPENSATION TABLE
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010

					Non-Equity	All Other
Name and Principal		Salary	Bonus	Option Awards	Incentive Plan	Compensation		Total
Position	Year	($)	($)	($) (1)	Compensation	($) (2)		($)

ALBERT L. PRILLAMAN,	2010	46,874	—	15,000	—	—		61,974
Chairman and Former	2009	99,996	—	272,100	—	1,667		373,763
Chief Executive Officer (3)	2008	71,217	—	345,600	—	18,881	(4)	435,698

GLENN PRILLAMAN,	2010	320,004	—	321,188	—	—		641,192
President and Chief	2009	274,955	—	272,100	—	6,720		553,775
Executive Officer (5)	2008	200,004	—	112,100	—	5,929		318,033

MICAH S. GOLDSTEIN,	2010	92,506	—	268,646	—	75,000	(7)	436,152
Chief Operating and Financial Officer (6)

DOUGLAS I. PAYNE,	2010	300,000	—	—	—	—		300,000
Executive Vice President- Finance	2009	300,000	—	272,100	—	6,390		578,490
and Administration and Secretary (8)	2008	272,004	—	112,100	—	6,900		391,004

(1)	The option awards are valued under the assumptions contained in Note 8 to our Consolidated Financial Statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2010.

(2)	Unless otherwise indicated, reflects employer contributions to our 401(k) Plan.

(3)	Mr. Albert Prillaman served as Chief Executive Officer until February 2010 and Chairman until December 31, 2010.

(4)	Amount includes $17,500 in director fees earned and paid in cash to Mr. Albert Prillaman while he served as lead director during 2008 before being named Chairman in April 2008 and employer contributions of $1,381 to our 401(k) Plan.

(5)	Mr. Glenn Prillaman served as Executive Vice President — Marketing and Sales until August 2009. He served as President and Chief Operating Officer from August 2009 until February 2010. He became President and Chief Executive Officer in February 2010.

(6)	Mr. Goldstein became Chief Operating Officer in August 2010 and became Chief Financial Officer in December 2010. He became Secretary after Mr. Payne’s retirement.

(7)	Amount includes employment bonus.

(8)	Mr. Payne retired in January 2011.

Change of Control and Employment Agreements
Mr. Glenn Prillaman
We have a change of control agreement with Mr. Glenn Prillaman. During the two years after a change in control (as defined in this change in control protection agreement), Mr. Prillaman is entitled to receive severance pay if his employment is terminated other than for cause (as defined in this change in control protection agreement) or if he terminates his employment for good reason which generally is defined to exist if:
(i) there is a material reduction in his base salary,
(ii) his authority, duties or responsibilities are materially reduced,
(iii) he is required to report to a corporate officer or employee instead of reporting directly to our board of directors or our ultimate parent following a change in control,
(iv) his place of employment is relocated further than 50 miles from his current place of employment, or
(v) any other action or inaction that constitutes a material breach by us or our successor of the change in control protection agreement.
In the event Mr. Prillaman’s employment is terminated in the circumstances described in the preceding sentence, he is entitled to receive the following severance payments:
(i) two times base salary paid in a lump sum at termination,
(ii) two times the average bonus paid over the last two prior fiscal years paid in a lump sum at termination,
(iii) a pro rata annual bonus for the year of termination, based on our actual results, payable when the bonus is otherwise payable, and
(iv) vesting in the outstanding stock awards that would have vested in the next two years.
The change in control protection agreement will continue in effect until December 31, 2011, subject to automatic extensions for additional one-year terms at the beginning of each year unless either party to the change in control protection agreement gives notice on or before October 1 of any year that the agreement will not be extended.
The estimated payments that would be provided upon termination under the various scenarios described above are quantified in the following table, assuming termination of employment took place on December 31, 2010.

Termination Other
		Termination	Than For
		for Cause or	Cause After
		Voluntary	Change in Control;
		Termination	Termination for
		by Executive with no	Good Reason
	Death or	Non-Competition	After
Name	Disability	Covenant	Change in Control ($)

Glenn Prillaman	—	—	640,000

Mr. Prillaman has received option grants under our 2000 and 2008 Incentive Compensation Plans that have not yet vested. On a change of control, or on death or disability, all outstanding option grants would become fully vested. See “Outstanding Equity Awards at Fiscal Year End” for a summary of outstanding option grants at December 31, 2010.
Mr. Micah Goldstein
We also have a change of control agreement with Mr. Goldstein. During the two years after a change in control (as defined in this change in control protection agreement), Mr. Goldstein is entitled to receive severance pay if his employment is terminated other than for cause (as defined in this change in control protection agreement) or if he terminates his employment for good reason which generally is defined to exist if:
(i) there is a material reduction in his base salary,
(ii) his authority, duties or responsibilities are materially reduced,
(iii) he is required to report to a corporate officer other than the Chief Executive Officer,
(iv) his place of employment is relocated further than 75 miles from his current place of employment, or
(v) any other action or inaction that constitutes a material breach by us or our successor of the change in control protection agreement.
In the event Mr. Goldstein’s employment is terminated in the circumstances described in the preceding sentence, he is entitled to receive the following severance payments:
(i) two times base salary paid in a lump sum at termination,
(ii) two times the average bonus paid over the last two prior fiscal years paid in a lump sum at termination,
(iii) a pro rata annual bonus for the year of termination, based on our actual results, payable when the bonus is otherwise payable, and
(iv) vesting in the outstanding stock awards that would have vested in the next two years.
The change in control protection agreement will continue in effect until December 31, 2011, subject to automatic extensions for additional one-year terms at the beginning of each year unless either party to the change in control protection agreement gives notice on or before October 1 of any year that the agreement will not be extended.
If Mr. Goldstein’s employment is terminated within the first 12 months by the Company other than for cause, or by Mr. Goldstein for good reason as described above, Mr. Goldstein will be entitled to receive the following severance payments:
(i) one times base salary paid in a lump sum at termination;
(ii) a pro rata annual bonus for the year in which termination occurs, based on the Company’s actual results, payable when the bonus is otherwise payable;
(iii) if not previously paid, the $75,000 bonus for 2010, and
(iv) vesting in any outstanding stock awards that would have vested if Mr. Goldstein remained an employee for one year following the date of termination.

Mr. Goldstein has also agreed to a non-competition covenant and a non-solicitation covenant for a period of one year from the date of termination in the event he receives these payments.
If Mr. Goldstein terminates his employment other than for good reason as described above during the first 12 months, he will forfeit the right to receive the $75,000 bonus described above or, if previously paid, will be obligated to repay the bonus to the Company.
The estimated payments that would be provided upon termination under the various scenarios described above are quantified in the following table, assuming termination of employment took place on December 31, 2010.

Termination Other Than
		Termination	Termination Other Than	For
		for Cause or	For	Cause Within First
		Voluntary	Cause After Change in	Twelve Months;
		Termination	Control;	Termination for Good
		by Executive with no	Termination for Good	Reason
	Death or	Non-Competition	Reason	Within First Twelve
Name	Disability	Covenant	After Change in Control ($)	Months ($)

Micah Goldstein	—	—	520,000	260,000
Mr. Goldstein has received option grants under our 2008 Incentive Compensation Plans that have not yet vested. On a change of control, or on death or disability, all outstanding option grants would become fully vested. See “Outstanding Equity Awards at Fiscal Year End” for a summary of outstanding option grants at December 31, 2010.
Mr. Douglas Payne
We had an employment agreement with Douglas I. Payne until his retirement in January 2011. Mr. Payne’s employment agreement provided for a base salary of at least $272,000 per year and a potential annual bonus of $50,000, both subject to upward adjustment.
In the event of Mr. Payne’s death or disability, his employment agreement provided for his base salary to cease at the end of the month in which that event occurred. He or his estate was also entitled to a bonus payment equal to the bonus which would otherwise have been payable for the full year prorated for the number of days he was employed during that year. If we terminated Mr. Payne’s employment for cause (as defined in his employment agreement), payments under his employment agreement would have ceased. If we terminated Mr. Payne’s employment without cause, Mr. Payne was entitled to receive the following severance payments:
(i)	base salary on a monthly basis for the remainder of the calendar year in which termination occurred;

(ii)	annual bonus for the calendar year in which termination occurred equal to the average bonuses paid to Mr. Payne for the three fiscal years before the year of his employment termination;

(iii)	annual severance pay in monthly installments for the two years following the year in which termination occurred equal to:
•	base salary in effect at the termination of employment plus

•	an amount equal to the average of bonuses paid for the three fiscal years before the year of his employment termination;
however, amounts otherwise payable during the first six months following termination would have been made in a lump sum six months and one day after termination of employment.

Mr. Payne’s employment agreement extended automatically for additional one-year terms at the end of each year unless either party to the agreement gave notice on or before November 1 of any year that the agreement would not be extended. In the event of such notice, employment terminated as of December 31 of the year in which such notice was given. If we gave notice of termination, Mr. Payne was entitled to severance pay during the two years following termination in an amount equal to his base salary plus the average of bonuses paid for the three fiscal years before the year of his employment termination; however, amounts payable for the first six months following termination would have been made in a lump sum six months and one day after termination of employment. During the two years after a change of control (as defined in his employment agreement), Mr. Payne was entitled to terminate his employment with us and receive severance pay in a single payment six months and one day after termination of employment.
Mr. Payne’s employment agreement provided that he would not compete against us for two years following the termination of his employment. In addition, his employment agreement also provides that Mr. Payne will not solicit our employees for two years after the term of his employment agreement. The non-competition covenant does not apply if:
(i)	Mr. Payne terminated his employment within two years after a change of control for good reason (as defined in his employment agreement) or
(ii)	Mr. Payne voluntarily terminated his employment and we do not elect to pay severance to Mr. Payne (we did not elect to pay severance in connection with Mr. Payne’s retirement).
The estimated payments that would be provided upon termination under the various scenarios described above are quantified in the following table, assuming termination of employment took place on December 31, 2010.

Non Renewal by Stanley
		Termination		Furniture; Termination
		for Cause or		After
		Voluntary		Change in
		Termination		Control; Voluntary
		by Executive with no	Termination	Termination with
	Death or	Non-Competition	without	Non-Competition
Name	Disability	Covenant	Cause ($)	Covenant ($)

Douglas I. Payne	—	—	600,000	600,000
Mr. Payne has received option grants under our 2000 and 2008 Incentive Compensation Plans that had not yet vested as of December 31, 2010. Had a change of control, or death or disability occurred on or before December 31, 2010, all outstanding option grants would have become fully vested. See “Outstanding Equity Awards at Fiscal Year End” for a summary of outstanding option grants at December 31, 2010.

Grants of Plan-Based Awards
The following table sets forth information concerning individual grants of plan-based awards made during the year ended December 31, 2010 to the Named Executive Officers.
GRANTS OF PLAN—BASED AWARDS

				All Other
				Option
				Awards:	Exercise
		Estimated Possible		Number of	or Base	Grant Date
		Payouts Under Non-Equity		Securities	Price of	Fair Value of
		Incentive Plan Awards		Underlying	Option	Stock and
		Threshold	Maximum	Options	Awards	Option
Name	Grant Date	$	$	(#) (1)	($/Sh) (2)	Awards ($)
ALBERT L. PRILLAMAN,	4/29/2010	—	—	3,106	10.01	15,000
Chairman and Former Chief Executive Officer (3)

GLENN PRILLAMAN,	12/9/2010	—	—	200,000	3.20	321,188
President and Chief Executive Officer (4)

MICAH S. GOLDSTEIN,	9/16/2010	—	—	75,000	3.69	148,200
Chief Operating and	12/9/2010	—	—	75,000	3.20	120,446
Financial Officer (5)

DOUGLAS I. PAYNE,	—	—	—	—	—	—
Executive Vice President- Finance and Administration and Secretary (6)

(1)	All awards are made under the Stanley Furniture Company, Inc. 2008 Incentive Compensation Plan. Except for the grant to Albert Prillaman of 3,106 shares which vested immediately, all option awards vest over a four-year period with 25% of each award vesting on the anniversary of the grant date if the recipient remains employed. The vesting is accelerated if there is a change in control or if the recipient dies or has a disability while employed.

(2)	All awards are made at the closing market price of the stock on the grant date pursuant to the terms of the 2008 Incentive Compensation Plan.

(3)	Mr. Albert Prillaman served as Chief Executive Officer until February 2010 and Chairman until December 31, 2010.

(4)	Mr. Glenn Prillaman served as Executive Vice President — Marketing and Sales until August 2009. He served as President and Chief Operating Officer from August 2009 until February 2010. He became President and Chief Executive Officer in February 2010.

(5)	Mr. Goldstein became Chief Operating Officer in August 2010 and became Chief Financial Officer in December 2010.

(6)	Mr. Payne retired in January 2011.

Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth information concerning the year-end number and value of unexercised options, stock that has not vested and equity incentive plan awards for each of the Named Executive Officers.
OUTSTANDING EQUITY AWARDS
AT DECEMBER 31, 2010 FISCAL YEAR-END

Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option	Option
	Options (#)	Options (#)		Exercise	Expiration
Name	Exercisable	Unexercisable		Price ($)	Date

ALBERT L. PRILLAMAN,	3,055	—		28.10	04/19/2016
Chairman and Former Chief Executive Officer (1)	3,897	—		20.64	04/18/2017
	100,000	—		10.48	04/15/2018
	25,000	25,000	(2)	9.22	09/24/2018
	25,000	75,000	(2)	8.64	04/16/2019
	3,106	—		10.01	04/29/2020

GLENN PRILLAMAN,	20,000	—		13.94	04/24/2011
President and Chief Executive Officer (3)	8,000	—		24.51	12/14/2015
	20,000	—		23.03	12/05/2016
	22,500	7,500	(2)	10.77	12/04/2017
	25,000	25,000	(2)	9.22	09/24/2018
	25,000	75,000	(2)	8.64	04/16/2019
	—	200,000	(2)	3.20	12/09/2020

MICAH S. GOLDSTEIN,	—	75,000	(2)	3.69	09/16/2020
Chief Operating and Financial Officer (4)	—	75,000	(2)	3.20	12/09/2020

DOUGLAS I. PAYNE,	100,000	—		13.94	04/24/2011
Executive Vice President- Finance and	20,000	—		24.51	12/14/2015
Administration and Secretary (5)	30,000	—		23.03	12/05/2016
	30,000	10,000	(2)	10.77	12/04/2017
	25,000	25,000	(2)	9.22	09/24/2018
	25,000	75,000	(2)	8.64	04/16/2019

(1)	Mr. Albert Prillaman served as Chief Executive Officer until February 2010 and Chairman until December 31, 2010.

(2)	Award vests over a four-year period with 25% of the award vesting on each anniversary date of the grant if the recipient remains employed. The vesting is accelerated if there is a change in control or if the recipient dies or has a disability while employed.

(3)	Mr. Glenn Prillaman served as Executive Vice President — Marketing and Sales until August 2009. He served as President and Chief Operating Officer from August 2009 until February 2010. He became President and Chief Executive Officer in February 2010.

(4)	Mr. Goldstein became Chief Operating Officer in August 2010 and became Chief Financial Officer in December 2010.

(5)	Mr. Payne retired in January 2011.

Option Exercises Table
There was no exercise of stock options for the year ended December 31, 2010 by any of the Named Executive Officers.
Pension Benefits Table
The following table sets forth information concerning pension benefits for each of the Named Executive Officers.
PENSION BENEFITS

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

ALBERT L. PRILLAMAN, Chairman and Former Chief Executive Officer (1)	Supplemental Retirement Plan of Stanley Furniture Company	26.50	816,600	62,263

GLENN PRILLAMAN,	—	—	—	—
President and Chief Executive Officer (2)

MICAH S. GOLDSTEIN,	—	—	—	—
Chief Operating and Financial Officer (3)

DOUGLAS I. PAYNE,	Supplemental	12.25	44,700	—
Executive Vice President- Finance and Administration and Secretary (4)	Retirement Plan of Stanley Furniture Company

(1)	Mr. Albert Prillaman served as Chief Executive Officer until February 2010 and Chairman until December 31, 2010.

(2)	Mr. Glenn Prillaman served as Executive Vice President — Marketing and Sales until August 2009. He served as President and Chief Operating Officer from August 2009 until February 2010. He became President and Chief Executive Officer in February 2010.

(3)	Mr. Goldstein became Chief Operating Officer in August 2010 and became Chief Financial Officer in December 2010.

(4)	Mr. Payne retired in January 2011.
The Supplemental Retirement Plan (SRP) is a nonqualified deferred compensation plan that was frozen in 1995. Mr. Albert Prillaman and Mr. Douglas Payne are the only named executive officers covered by the SRP. Upon retirement, the SRP provides a monthly benefit calculated using a formula based on final average compensation, years of credited service, estimated Social Security benefits, and age at retirement, reduced by the benefit the participant received under the Stanley Retirement Plan. Final average compensation is the average annual compensation from January 1, 1987 until December 31, 1995. Compensation was all amounts paid limited to the IRS maximum for each year. The limit was $150,000 in 1995 when the SRP was frozen. Credited service is measured in months and is limited to 35 years for the covered pay portion and was frozen in 1995. Covered pay is the average of the taxable wage bases for the 35-year period up to the participant’s Social Security retirement age.
The formula is A plus B where:
A is 0.75% of final average compensation times years of credited service,
and
B is 0.50% of final average compensation in excess of covered pay times years of credited service up to 35 years.

Benefit payment options are a joint and 50% survivor annuity and a single life annuity. Benefits commence at the same time as the benefits could have commenced under the Stanley Retirement Plan. The SRP plan provides unreduced retirement benefits at or after age 65. Reduced retirement is available after age 55 with 10 years of service. For retirements between age 60 and 65, the benefit is reduced 0.2775% per month and 0.555% per month for retirements between age 55 and 60.
Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans Table
The following table sets forth information with respect to each defined contribution or other plan that provides for deferral of compensation on a basis that is not tax-qualified for each of the Named Executive Officers.
NONQUALIFIED DEFERRED COMPENSATION
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings in	Aggregate	Balance at Last
	in Last FY	In Last FY	Last FY	Withdrawals/Distributions	FYE
Name	($)	($)	($)	($)	($)
ALBERT L. PRILLAMAN,	—	—	52,250	56,513	229,418
Chairman and Former Chief Executive Officer (1)

GLENN PRILLAMAN,	—	—	—	—	—
President and Chief Executive Officer (2)

MICAH S. GOLDSTEIN,	—	—	—	—	—
Chief Operating and Financial Officer (3)

DOUGLAS I. PAYNE,	—	—	3,606	—	28,581
Executive Vice President- Finance and Administration and Secretary (4)

(1)	Mr. Albert Prillaman served as Chief Executive Officer until February 2010 and Chairman until December 31, 2010.

(2)	Mr. Glenn Prillaman served as Executive Vice President — Marketing and Sales until August 2009. He served as President and Chief Operating Officer from August 2009 until February 2010. He became President and Chief Executive Officer in February 2010.

(3)	Mr. Goldstein became Chief Operating Officer in August 2010 and became Chief Financial Officer in December 2010.

(4)	Mr. Payne retired in January 2011.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)
The Dodd-Frank Wall Street Reform and Consumer Protection Act requires us to seek a non-binding advisory vote from our stockholders to approve the compensation as disclosed in the Compensation Discussion & Analysis (“CD&A”) and tabular disclosures and narrative sections accompanying the tabular disclosures in this proxy statement. Since the required vote is advisory, the result of the vote is not binding upon the board of directors.
The compensation and benefits committee and the board of directors has created a compensation program designed to obtain and retain the services of highly-skilled executives who can perform multiple roles in our lean management team and to provide incentives linked to achievement of important financial goals in order to enhance our performance and value to stockholders by aligning closely the financial interests of our executives with those of our stockholders.
The board of directors urges stockholders to read the CD&A beginning on page 8 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 13 through 21, which provide detailed information on the compensation of our named executive officers. The board of directors and the compensation and benefits committee believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement reflects and supports these compensation policies and procedures.
In accordance with recently adopted Section 14A of the Securities Exchange Act of 1934, as amended, and as a matter of good corporate governance, stockholders will be asked at the Annual Meeting to approve the following advisory resolution:
“RESOLVED, that the stockholders approve the compensation awarded by the company to the named executive officers, as described in the CD&A, tabular disclosures, and other narrative executive compensation disclosures in the proxy statement for the 2011 Annual Meeting of Stockholders as required by the rules of the Securities and Exchange Commission.”
Effect of Proposal
The say-on-pay resolution is non-binding. The approval or disapproval of this proposal by stockholders will not require the board of directors or the compensation and benefits committee to take any action regarding the company’s executive compensation practices. The final decision on the compensation and benefits of our named executive officers and on whether, and if so, how, to address stockholder approval or disapproval remains with the board of directors and the compensation and benefits committee.
The board of directors believes that the compensation and benefits committee is in the best position to consider the extensive information and factors necessary to make independent, objective, and competitive compensation recommendations and decisions that are in the best interest of the company and its stockholders.
The board of directors values the opinions of the company’s stockholders as expressed through their votes and other communications. Although the resolution is non-binding, the board of directors will carefully consider the outcome of the advisory vote on executive compensation and those opinions when making future compensation decisions. If a stockholder does not specify a choice, the shares will be voted in favor of the advisory resolution approving the compensation paid to certain executive officers.
Our board of directors believes that approval of the compensation paid to certain officers is in the best interest of all stockholders and, accordingly, unanimously recommends a vote “FOR” approval of the compensation paid to certain executive officers.

ADVISORY VOTE ON THE FREQUENCY OF SAY-ON-PAY VOTES (SAY-ON-FREQUENCY)
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, at least once every six years we are required to submit for stockholder vote a non-binding resolution to determine whether the advisory stockholder vote on executive compensation described above shall occur every one, two, or three years.
After careful consideration, the board of directors has determined that holding an annual advisory vote on executive compensation is the most appropriate policy for the Company at this time, and recommends that stockholders vote for future advisory votes on executive compensation to occur every ONE year. The board of directors believes an annual advisory vote is appropriate because the compensation and benefits committee evaluates and approves incentive compensation of our named executive officers on an annual basis. Additionally, an annual advisory vote promotes corporate transparency, and gives stockholders the opportunity to provide frequent direct input on compensation matters.
The proxy card provides stockholders with four choices (every one, two, or three years, or abstain). Stockholders are not voting to approve or disapprove the Board’s recommendation.
Effect of Proposal
The frequency vote is non-binding. Stockholder approval of a one, two, or three-year frequency vote will not require the Company to implement an advisory vote on executive compensation every one, two, or three years. The final decision on the frequency of the advisory vote on executive compensation remains with the board of directors and/or its committees.
The board of directors values the opinions of the company’s stockholders as expressed through their votes and other communications. Although the resolution is non-binding, the board of directors and the compensation and benefits committee will carefully consider the outcome of the frequency vote and other communications from stockholders when making future decisions regarding the frequency of say-on-pay votes. If a stockholder does not specify a choice, the shares will be voted in favor of an advisory vote approving the compensation paid to certain executive officers every year.
Our board of directors believes that an advisory vote each year on the compensation paid to certain officers is in the best interest of all stockholders and, accordingly, unanimously recommends a vote “FOR” a frequency of one year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 4, 2011, by each stockholder we know to be the beneficial owner of more than 5% of its outstanding common stock, by each director and director nominee, by each of the Named Executive Officers and by all directors and executive officers as a group:

	Amount and Nature		Percent
Name	of Beneficial Ownership		of Class
Third Avenue Management LLC	3,696,174	(a)	25.8%
T. Rowe Price Associates, Inc.	1,768,004	(b)	12.3%
FMR LLC	1,289,638	(c)	9.0%
Royce & Associates, LLC	912,235	(d)	6.4%
JBF Capital, Inc.	843,858	(e)	5.9%
Albert L. Prillaman	680,086	(f)	4.7%
Glenn Prillaman	263,652	(g)	1.8%
Douglas I. Payne	230,000	(h)	1.6%
T. Scott McIlhenny, Jr.	51,112	(i)	(m )
Michael P. Haley	39,149	(j)	(m )
Robert G. Culp, III	35,749	(k)	(m )
D. Paul Dascoli	—		—
Micah S. Goldstein	10,000		(m )
All directors and executive officers as a group (8 persons)	1,309,748	(l)	8.7%

(a)	The beneficial ownership information for Third Avenue Management LLC (“TAM”) is based upon the Schedule 13G filed with the SEC on February 14, 2011. The Schedule 13G indicates that TAM has sole voting and dispositive power with respect to all the shares. The principal business address of TAM is 622 Third Avenue, 32nd Floor, New York, New York 10017. TAM reports that Met Investors Series Trust-Third Avenue Small Cap Portfolio has the right to receive dividends from, and the proceeds from the sale of, 3,627,538 of the shares reported by TAM. TAM reports that OFI Select-Third Avenue US Equity Fund has the right to receive dividends from, and the proceeds from the sale of, 68,636 of the shares reported by TAM.

(b)	The beneficial ownership information for T. Rowe Price Associates, Inc. (“Price Associates”) is based upon the Schedule 13G/A filed with the SEC on February 10, 2011, by Price Associates and T. Rowe Price Small-Cap Value Fund, Inc. (“TRP Small-Cap”). These securities are owned by various individual and institutional investors, including TRP Small-Cap (which has sole voting power for 1,230,331 shares, representing 8.6% of the shares outstanding), for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. The Schedule 13G/A indicates that Price Associates has sole voting power for 521,173 shares and sole dispositive power of 1,768,004 shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of 1,768,004 shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The principal business address of Price Associates and TRP Small-Cap is 100 E. Pratt Street, Baltimore, Maryland 21202.

(c)	The beneficial ownership information for FMR LLC is based upon the Schedule 13G/A filed with the SEC on February 14, 2011 by FMR LLC together with Edward C. Johnson 3d, Chairman of FMR LLC. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of all 1,289,638 shares as a result of acting as investment advisor to various investment companies (the “Funds”). One investment company, Fidelity Low-Priced Stock Fund, owned all of the shares reported by FMR LLC. Edward C. Johnson 3d, FMR LLC, through its control of Fidelity, and the Funds each has sole power to dispose of all 1,289,638 shares owned by the funds. Neither Edward C. Johnson 3d nor FMR LLC has sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Board of Trustees of the Funds. The principal business address of FMR LLC, Fidelity, Fidelity Low Priced Stock Fund and Mr. Johnson is 82 Devonshire Street, Boston, Massachusetts 02109.

(d)	The beneficial ownership information for Royce & Associates, LLC (“Royce & Associates”) is based upon the Schedule 13G/A filed with the SEC on February 3, 2011. The Schedule 13G/A indicates that Royce & Associates has sole voting and dispositive power with respect to 912,235 shares. The principal business address of Royce & Associates is 745 Fifth Avenue, New York, New York 10151.

(e)	The beneficial ownership information for JBF Capital, Inc. (“JBF”) is based upon the Schedule 13G filed with the SEC on December 29, 2010 by JBF together with John B. Fullerton, the controlling person of JBF, and Drakes Landing Associates, L.P. (the “Partnership”). JBF is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the 843,858 shares. JBF is the general partner of Fullerton Partners, which is the general partner of the Partnership. John B. Fullerton is the President of JBF. The Schedule 13G indicates that JBF, John B. Fullerton and the Partnership have shared voting and dispositive power over all 843,858 shares. Each of John B. Fullerton and JBF disclaims beneficial ownership of the shares except to the extent of that person’s pecuniary interest therein. The Partnership also disclaims beneficial ownership of the shares. The principal business address of JBF, John B. Fullerton and the Partnership is 306 West Francis Street, Aspen, Colorado 81611.

(f)	Includes 185,058 shares which could be acquired through the exercise of stock options.

(g)	Includes 145,500 shares which could be acquired through the exercise of stock options.

(h)	Mr. Payne served as Executive Vice President-Finance and Administration and Secretary until January 2011. Includes 230,000 shares which could be acquired through the exercise of stock options.

(i)	Includes 43,149 shares which could be acquired through the exercise of stock options.

(j)	Includes 39,149 shares which could be acquired through the exercise of stock options.

(k)	Includes 35,149 shares which could be acquired through the exercise of stock options.

(l)	Includes 678,005 shares which could be acquired through the exercise of stock options.

(m)	Less than 1%.
INDEPENDENT PUBLIC AUDITORS
The firm of PricewaterhouseCoopers LLP served as our independent public auditors for 2010 and has served in that capacity since 1979. While we expect PricewaterhouseCoopers LLP to be selected as its independent public auditors for 2011, the audit committee will not make that selection until it completes its review of the engagement terms for the current year.
Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. These representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
The following table sets forth the fees, including reimbursement of expenses, paid to PricewaterhouseCoopers LLP for services in the fiscal years ended December 31, 2009 and December 31, 2010.

	2009	2010
Audit Fees	$304,051	$308,500
Audit-Related Fees	—	21,000
Tax Fees	15,000	96,361
All Other Fees	—	—

Total	$319,051	$425,861

Audit Fees
Annual audit fees relate to professional services rendered for the audit of our annual financial statements and reviews of our Forms 10-Q.
Audit-Related Fees
The audit-related fees relate to professional services rendered in connection with our registration statement for shares of our common stock offered pursuant to subscription rights issued to our stockholders in 2010.
Tax Fees
Tax fees primarily include fees associated with tax audits, tax compliance and general tax planning and assistance. In 2010, PricewaterhouseCoopers LLP performed our tax compliance work. Also in 2010, tax fees included $41,000 for a tax planning study of repairs and maintenance.

The audit committee has established a policy to pre-approve all audit, audit-related, tax and other services proposed to be provided by our independent accountants before engaging the accountants for that purpose. Consideration and approval of these services generally occur at the audit committee’s regularly scheduled meetings. In order to address situations where it is impractical to wait until the next scheduled meeting, the audit committee has delegated the authority to approve non-audit services to the chairman of the audit committee or, in his absence, other members of the audit committee. Any services approved pursuant to this delegation of authority are required to be reported to the full audit committee at the next regularly scheduled meeting.
AUDIT COMMITTEE REPORT
The primary purpose of the audit committee is to assist the board in fulfilling its responsibility to oversee management’s conduct of our financial reporting process, including internal control over financial reporting. Management is responsible for preparing the company’s financial statements and assessing the effectiveness of the company’s internal control over financial reporting. The independent accountants are responsible for performing an independent audit of the company’s financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. In addition, the independent accountants also express their opinion on the company’s internal control over financial reporting. The audit committee is directly responsible for the appointment, compensation and oversight of the work of the company’s independent accountants.
In this context, the audit committee has met and held discussions with management and the independent accountants. Management represented to the audit committee that the company’s financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the financial statements with management and the independent accountants.
The audit committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). In addition, the audit committee has discussed with the independent accountants the accountant’s independence from the company and its management, including the matters in the written disclosures required by Rule 3526 (Communications with Audit Committees Concerning Independence) of the Public Company Accounting Oversight Board. The audit committee has also considered whether the provision of non-audit services by the independent accountants is compatible with maintaining the independent accountant’s independence.
In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.
The members of the Audit Committee are:
D. Paul Dascoli, Chairman
Robert G. Culp, III
Michael P. Haley
T. Scott McIlhenny, Jr.
OTHER BUSINESS
Management knows of no other business which will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote such proxy at their discretion.

ADDITIONAL INFORMATION
Voting Procedures
Votes will be tabulated by one or more Inspectors of Elections. The say-on-pay advisory resolution approving the compensation paid to certain executives will be adopted if it receives the affirmative vote of the holders of at least a majority of the shares of our outstanding common stock represented at the meeting. For the advisory vote on the frequency on say-on-pay votes to be adopted, a majority of the shares of our outstanding common stock must be voted for a frequency of one, two or three years. The company will consider stockholders to have expressed a non-binding preference for the frequency option that receives the most favorable votes. Any other matters properly brought before the meeting will require the affirmative vote of the holders of at least a majority of the shares of our outstanding common stock represented at the meeting. If a stockholder, present in person or by proxy, abstains on any matter, the stockholder’s shares will not be voted on such matter. Thus an abstention from voting on a matter has the same legal effect as a vote “against” the matter, even though the stockholder may interpret such action differently. With respect to the election of directors, the two nominees in the class which term ends in 2014 receiving the greatest number of votes cast for the election of directors will be elected.
A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the meeting. Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote on a matter will count toward a quorum. “Broker non-votes” will not count toward a quorum and will not be voted on any matter to be considered at the meeting.
If you hold your shares in street name and you do not provide your broker with timely voting instructions on the election of directors, the say-on-pay vote or the say-on-frequency vote, rules governing voting of proxies by brokers will not permit your brokerage firm to vote your shares. Consequently, without your voting instructions on the election of directors, the say-on-pay vote or the say-on-frequency vote, a “broker non-vote” will occur.
Internet Availability of Proxy Materials
Under rules adopted by the Securities and Exchange Commission, we are now furnishing proxy materials on the Internet and sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. The Notice includes instructions on how to access the proxy materials on the Internet and instructions on how to access the proxy card to vote over the Internet. Paper copies of the proxy materials are available to stockholders upon request. We provide instructions on the Notice on how to request paper copies.
Stockholder Proposals for 2012 Annual Meeting
Any stockholder desiring to present a proposal to the stockholders at the 2012 Annual Meeting and who desires that such proposal be included in our proxy statement and proxy card relating to that meeting, must transmit such to our secretary so that it is received at our principal executive offices on or before November 19, 2011. All such proposals should be in compliance with applicable Securities and Exchange Commission regulations. With respect to stockholder proposals that are not included in the proxy statement for the 2012 Annual Meeting, the persons named in the proxy solicited by our board of directors for the 2012 Annual Meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, including with respect to proposals we receive after February 2, 2012.

By Order of the Board of Directors,

Micah S. Goldstein
Secretary
March 18, 2011

Stanley Furniture Company, Inc.
As a stockholder of Stanley Furniture Company, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on April 26, 2011.

Vote Your Proxy on the Internet:		Vote Your Proxy by Phone: Call 1 (866) 894-0537		Vote Your Proxy by mail:
Go to www.cstproxyvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE
VOTING ELECTRONICALLY OR BY PHONE
▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY - (Continued from reverse side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THIS PROXY WILL BE VOTED “FOR” ALL PORTIONS OF ITEM (1), “FOR” ITEM (2), “FOR” A FREQUENCY OF ONE YEAR IN ITEM (3) AND IN THE PROXIES’ DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.
Please mark your votes like this	☒

1.	Election of directors for three-year term ending 2014.		FOR all nominees	WITHHOLD	2.	An advisory vote regarding the approval of compensation paid to certain executive officers.
	NOMINEES: 01	Robert G. Culp, III, and	listed to the left	AUTHORITY to
	02	T. Scott McIlhenny, Jr.	(except as indicated	vote for all nominees
			otherwise)	listed to the left		☐ FOR ☐ AGAINST ☐ ABSTAIN
	INSTRUCTIONS: To withhold authority to vote for any individual nominee, write such nominee’s name in the space provided below.		☐	☐	3.	An advisory vote regarding the frequency of stockholder approval of the compensation paid to certain executive officers.
☐ 1 YEAR ☐ 2 YEARS ☐ 3 YEARS ☐ ABSTAIN
					4.	In their discretion the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.

Label Area 4” x 1 1/2”						Please promptly mark, date, sign, and mail this Proxy Card in the enclosed envelope. No postage is required.
PRINT AUTHORIZATION      (THIS BOXED AREA DOES NOT PRINT)

To commence printing on this proxy card please sign, date and fax this card to this number: 212-691-9013 or email us your approval.

SIGNATURE:                                            DATE:                TIME:

Registered Quantity 800 Broker Quantity

Note: SCOTTI to Email final approved copy for Electronic Voting website setup: Yes ☐
				UPON FINAL APPROVAL FORWARD INTERNET & TELEPHONE VOTING TO SUNGUARD WITHOUT THE YELLOW BOX, BLUE BOX & CROP MARKS		COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature	Signature	Dated:

Please date this Proxy Card and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, this Proxy Card should be signed by a duly authorized officer. If executed by a partnership, please sign in partnership name by authorized persons.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to Be Held on April 27, 2011
The following Proxy Materials are available to you at http:/www.cstproxy.com/stanleyfurniture/2011
•	the Company’s Annual Report for the year ended December 31, 2010,

•	the Company’s 2011 Proxy Statement (including all attachments thereto),

•	the Proxy Card, and

•	any amendments to the foregoing materials that are required to be furnished to stockholders.

ACCESSING YOUR PROXY MATERIALS ONLINE
Have this notice available to vote your proxy electronically. You must reference your
Company ID, 9-digit proxy number and 10-digit account number.
Directions to the Annual Meeting of Stockholders can be obtained by calling (276) 627-2010.
▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

REVOCABLE PROXY
Annual Meeting of Stockholders – April 27, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Micah S. Goldstein and David W. Robertson and either of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Stanley Furniture Company, Inc. (the “Company”) held of record by the undersigned on March 4, 2011, at the Annual Meeting of Stockholders to be held on April 27, 2011, and at any adjournment thereof.
All as more particularly described in the Company’s Proxy Statement for the Annual Meeting of Stockholders to be held on April 27, 2011, receipt of which is hereby acknowledged.
The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.
(Continued and to be dated and signed on reverse side)